Exhibit 99.1

Contact:	Mark Herr News Media (O): 212-770-3505 (C): 718-685-9348 Joe Reali Investment Community (O) 212-770-7074
AIG BOARD OF DIRECTORS APPROVES ISSUANCE OF WARRANTS
VIA DIVIDEND IN CONNECTION WITH RECAPITALIZATION PLAN
NEW YORK, January 6, 2011 — American International Group, Inc. (NYSE: AIG) announced today that its Board of Directors has conditionally declared a dividend of approximately 75 million warrants to purchase shares of AIG common stock at $45 per share (the Warrants) to be distributed on January 19, 2011, to AIG’s common shareholders of record as of January 13, 2011.
     The Warrants are being issued as part of a series of integrated transactions to recapitalize AIG initially announced on September 30, 2010. The U.S. Department of the Treasury will not receive Warrants in this distribution.
     “This marks continued progress for AIG towards completing the recapitalization and furthering our work to repay the U.S. taxpayer,” said Robert H. Benmosche, AIG President and Chief Executive Officer. “We are working diligently to complete this plan in the coming weeks.”
     Condition to Issuance. The issuance of the Warrants as a dividend is subject to the condition that the parties to the recapitalization (i.e., AIG, the U.S. Department of the Treasury, the Federal Reserve Bank of New York, and the AIG Credit Facility Trust) each determines as of the close of business on January 12, 2011, that it expects (assuming there is no material change in the relevant facts, circumstances, and conditions on or before January 14, 2011) that the recapitalization will close on January 14, 2011. AIG will issue a press release on January 12, 2011, announcing whether or not this condition has been satisfied. If this condition is not satisfied, AIG will not issue the Warrants, and holders of AIG common stock will have no right to receive the Warrants. There can be no assurance that this condition will be satisfied.
     Terms of the Warrants. If the above condition is satisfied, AIG common shareholders will be issued 0.533933 Warrants for every share of AIG common stock owned on the record date. Each Warrant will entitle the holder to purchase one share of AIG’s common stock at an exercise price of $45 per share, subject to anti-dilution adjustment for certain events. The Warrants will be exercisable through January 19, 2021, which is ten years from the date of issuance.
     Trading on the NYSE. AIG has applied to have the Warrants listed on the New York Stock Exchange under the ticker symbol “AIG WS” and anticipates that the Warrants will begin trading on the NYSE on a “when issued” basis on or around January 13, 2011. AIG has been advised by the NYSE that the ex-dividend date for the AIG common stock will be delayed through the use of “due bills,” such that AIG common stock will begin trading in a regular way, ex-dividend, on January 20, 2011, the date following the anticipated issuance of the Warrants. Due bills are essentially an assignment from a seller of common stock to a buyer of the right to receive the dividend if the condition to the dividend is satisfied. If the condition is not satisfied, the due bills will be immediately cancelled and no Warrants will be issued.
     Tax Treatment and Withholding. The issuance of the Warrants may be treated as a taxable distribution for U.S. federal income tax purposes. AIG therefore intends to withhold tax on the distribution of the Warrants to non-U.S. holders of common stock. In the event that it is determined after the date of distribution that the distribution of the Warrants was not subject to United States federal income tax, AIG will publicly announce this determination, and any holder subject to withholding tax may then be entitled to a refund by filing a refund claim with the United States Internal Revenue Service. Holders should consult a tax advisor regarding the U.S. federal and other tax consequences of the distribution of the Warrants.
     Impact on Equity Units. The issuance of the Warrants will trigger certain anti-dilution adjustments to the settlement rates of AIG’s outstanding Equity Units in accordance with their terms, effective as of the record date. AIG will notify Equity Unit holders of the amount of this adjustment within 10 business days of the record date, as required by the terms of the Equity Units. This adjustment may be treated as a taxable distribution if the distribution of the Warrants is treated as taxable (as discussed above) and non-U.S. Equity Unit holders may be subject to tax withholding on future distributions to such holder or otherwise.
     Available Information. AIG will issue the Warrants pursuant to a warrant agreement between AIG and Wells Fargo Bank, N.A., as warrant agent. Copies of the warrant agreement may be obtained at no charge from Wells Fargo Bank, N.A., the warrant agent, at 888-899-8293 in the U.S. (toll-free) or 651-450-4064 outside the U.S. The warrant agreement will also be attached as an exhibit to AIG’s Current Report on Form 8-K, which will be available tomorrow on the Securities and Exchange Commission’s (SEC) website at www.sec.gov. Information on the procedures concerning fractional Warrants and for exercising or selling the Warrants may be obtained by contacting the warrant agent at the telephone number provided above or by contacting the broker, bank, or other intermediary through which the Warrants are held.
     On or around the time of issuance, AIG intends to file with the SEC a prospectus supplement registering the AIG common stock to be issued upon exercise of the Warrants from time to time. A copy of the prospectus supplement and related prospectus may be obtained for free, when available, on the SEC website at www.sec.gov.
     Certain statements in this press release constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part II, Item 1A. Risk Factors of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, and of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, throughout Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part I, Item 1A. Risk Factors of AIG’s Annual Report on Form 10-K for the year ended December 31, 2009, (including Amendment No. 1 on Form 10-K/A filed on March 31, 2010, and Amendment No. 2 on Form 10-K/A filed on August 24, 2010), and in AIG’s Current Report on Form 8-K, filed December 8, 2010.
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     American International Group, Inc. (AIG) is a leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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